UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 21, 2023

Enviva Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37363	46-4097730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave.	Suite 1800
Bethesda,	MD	20814
(Address of principal executive offices)		(Zip code)

(301)	657-5560
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EVA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Glenn T. Nunziata as Director

On December 21, 2023, Enviva Inc. (the “Company”) appointed Glenn T. Nunziata to the board of directors of the Company (the “Board”), effective December 21, 2023. Mr. Nunziata serves as Interim Chief Executive Officer and Chief Financial Officer of the Company and also serves as the Company’s principal accounting officer. Mr. Nunziata’s biography is incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 30, 2023. Mr. Nunziata will not be entitled to receive any additional compensation as a result of his appointment to the Board.

Except as set forth herein, there are no arrangements or understandings between Mr. Nunziata and any other person pursuant to which Mr. Nunziata was appointed as a member of the Board of the Company, nor are there any relationships between Mr. Nunziata and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensatory Arrangements of Glenn T. Nunziata

In connection with his role as Interim Chief Executive Officer and Chief Financial Officer, Enviva Management Company, LLC, a wholly owned subsidiary of the Company (“Enviva Management”), will enter into an amended employment agreement with Mr. Nunziata (the “Employment Agreement”). The initial term of the Employment Agreement will be one year and it will automatically renew annually for successive 12-month periods unless either party provides written notice of non-renewal at least 60 days prior to a renewal date. Pursuant to the Employment Agreement, Mr. Nunziata (i) will receive an annual salary of $850,000; (ii) will be eligible to receive a discretionary annual bonus under the Company’s annual incentive plan for management, the target amount of which will be equal to 150% of Mr. Nunziata’s annual salary with the amount of the annual bonus actually paid to Mr. Nunziata being determined using performance standards established by the board of directors or a committee thereof, in its sole discretion; (iii) will be eligible to receive annual grants under the Company’s long-term incentive plan (the “LTIP”) with a target value of 350% of Mr. Nunziata’s annual salary (with the 2024 grant to be subject to a vesting schedule that will vest in two equal installments on each of the third and the fourth anniversary of the date of grant of the award, subject to continued employment by Mr. Nunziata on such dates); and (iv) will be eligible to participate in the employee benefit plans and programs available to similarly situated employees. Mr. Nunziata will also be entitled to a reimbursement for business expenses under the Employment Agreement.

In addition, Mr. Nunziata’s severance multiple will be increased from 1.0 times to 1.5 for a qualifying termination prior to a change in control (and from 1.5 times to 2.0 for a qualifying termination in connection with a change in control) with a corresponding increase in the length of his group medical benefit continuation coverage.

Retention and Incentive Programs

Also on December 21, 2023, the Board approved two compensation arrangements for certain executive officers and members of the Company’s management team (including all of our named executive officers other than Thomas Meth) which will result in changes to the annual bonus plan and LTIP programs described above for Mr. Nunziata during the 2024 calendar year. For 2024, the annual incentive plan award and LTIP grants described above will be replaced with grants from a cash-based retention program and an incentive program, as applicable. The retention program will provide each executive with a target award equal to fifty percent (50%) of the combined value of the executive’s target bonus and target LTIP awards, with a 15% reduction to LTIP award values. The retention award will generally be paid in quarterly installments on each of March 31, 2024, June 30, 2024, September 30, 2024, and December 31, 2024, subject to continued employment. If the executive is terminated without cause, resigns for good reason, or incurs a death or disability, in each case during the 2024 calendar year, the executive will receive any unpaid installments of the retention award; other termination events will result in forfeiture or clawback, as applicable. The incentive program will provide each executive with a target award equal to fifty percent (50%) of the combined value of the executive’s target bonus and target LTIP award, with a 15% reduction to LTIP award values. The incentive award will generally be paid in quarterly installments, subject to the satisfaction of performance measures pre-determined for each individual calendar quarter. Quarterly performance measures must be met at threshold levels to be paid at 50% of the target, with a maximum of 200% of target payable for each quarter. If the executive is terminated without cause, resigns for good reason, or incurs a death or disability, in each case from January 1, 2024 until all installments of the incentive award have been paid, the executive will receive any unpaid installments of the incentive award for quarters begun or completed (including the installment applicable to the quarter in which the termination occurred); other termination events will result in forfeiture or clawback, as applicable.
Item 9.01.    Financial Statements and Exhibits.
Exhibits.

EXHIBIT NUMBER	DESCRIPTION
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.
ENVIVA INC.

Date: December 28, 2023    By:     /s/ Jason E. Paral
Name:    Jason E. Paral
Title:    Executive Vice President, General Counsel, and Secretary
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